CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Liberty Income Fund (formerly, Stein Roe Income Fund) (a series of Liberty-Stein Roe Funds Income Trust) in the Liberty Income Fund Class A, B, and C Shares Prospectus and Liberty Income Fund Class Z Shares Prospectus and "Financial Statements" and "Independent Auditors of the Fund" in the Liberty-Stein Roe Funds Income Trust Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 70 to the Registration Statement (Form N-1A, No. 2-41251) of our report dated August 16, 2002 on the financial statements and financial highlights Liberty Income Fund and SR&F Income Portfolio (a series of SR&F Base Trust) included in the Stein Roe Mutual Funds Annual Report dated June 30, 2002.

ERNST & YOUNG LLP



Boston, Massachusetts
October 24, 2002